EXHIBIT 10.26

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED.

Stock Option Award
Overview – United States

June 2005

Highlights of the Award

This Overview is qualified in its entirety by reference to the accompanying Memorandum to Participants in the Polo Ralph Lauren 1997 Long-Term Stock Incentive Plan and to the Plan itself. Copies of the Memorandum and the Plan are available from your Human Resources Department or by logging on to the Intranet at http://poloweb/HRWeb/Benefits.

OVERVIEW

On June 9, 1997, the Board of Directors adopted the Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan (as amended and restated, “the Plan”), which authorizes the granting of equity awards to officers and other employees and third party service providers of the Company and its subsidiaries by the Compensation Committee of the Board of Directors.

A stock option granted under the Plan provides a participant the right to purchase, within a specified period of time, a stated number of shares of Polo Ralph Lauren stock (traded on the New York Stock Exchange: RL) at a fixed price (the option price). The option price equals the fair market value (the average of the high and the low price) of a share of Polo Ralph Lauren common stock on the grant date. Stock options increase in value when the price of Polo Ralph Lauren’s stock moves above the option price.

Stock option grants reward individuals who make important leadership contributions to the company’s success. Along with Polo Ralph Lauren’s other compensation elements, stock options create a highly competitive and attractive total compensation package.

This Overview explains the Stock Option program, its benefits to you as a participant and outlines the various steps you need to take in regards to managing your stock option grant.

OBJECTIVES

The intent of the stock option program is to provide awards that:

1.	Attract and retain individuals of superior talent.

2.	Motivate key contributors to continuously improve the Company’s performance which should ultimately result in increased shareholder value.

3.	Enable individuals to participate in the long-term growth and financial success of the Company.

PLAN ADMINISTRATION

Polo Ralph Lauren’s Human Resources Department administers the stock option program. Stock option exercise transactions and record keeping services are performed by Merrill Lynch.

The Company’s Board of Directors reserves the right to amend, modify, or terminate the plan at any time. No such amendment to the Plan would adversely affect any stock options then outstanding.

If you have any questions regarding this overview please consult the Memorandum to Participants or contact your local Human Resources generalist.

ELIGIBILITY FOR GRANT

The Polo Ralph Lauren stock option program awards stock option grants to key contributors who have a direct impact on the strategic direction and business results of the Company.

Each year, participants are notified of their eligibility to participate in the stock option program and to receive a stock option award for that fiscal year.

Guidelines are established for the number of shares eligible participants may receive. These guidelines are based on current position levels and reflect competitive opportunities which are determined by a position’s scope, accountability and direct impact on the organization.

Please note that these guidelines do not constitute a guarantee that any specific individual will receive a grant in any given year or guarantee a specific number of shares if a grant is awarded.

A Polo Ralph Lauren employee who receives an Improvement Needed (I) or Unsatisfactory (U) rating on his/her annual performance evaluation is not eligible to participate in the stock option program for that fiscal year.

OPTION PRICE

The option price, which is determined on the date of grant, is stated in the grant notification letter. Though the stock price may fluctuate over the term of the option, participants retain the right to purchase the stock at the option price once the stock options become vested.

A stock option is not the same as owning actual shares of stock. Stock option holders do not have the right to participate in shareholder voting or the right to receive dividends. However, these rights do apply to individuals who own actual shares of Polo Ralph Lauren stock.

VESTING PERIOD

The vesting period for your options is three years starting from the grant date. Stock options vest in equal installments over the three year period. Stock options are 100% vested three years from the initial grant date. As stock options vest, participants may exercise any portion of the vested stock option award.

As shown below, one-third of the stock options in any annual grant vest on the anniversary of the initial grant date.

Although participants have the right to exercise stock options once they have vested, they may choose to hold them in anticipation of future gains from an increase in the stock’s price. If a participant leaves Polo Ralph Lauren (except as a result of retirement, disability, or death) before the stock options have fully vested, all rights to unvested options are forfeited. (For further details on the impact of termination, please see the chart on Page 7).

In addition, the expiration date of any vested stock options may be accelerated. (See chart on Page 7.)

EXPIRATION OF OPTIONS

Options that have not been exercised by the end of the option period expire. All stock options in a grant must be exercised within ten years of the initial grant date.

VALUE OF STOCK OPTIONS

As mentioned earlier, stock options increase in value when the market price of Polo Ralph Lauren common stock rises above the option grant price. When this occurs, participants can exercise their vested stock options by buying stock at a price below the market price. The difference between the market price and the option price is considered the gain received from the exercise.

The potential gain from stock options can be significant, as shown in the example above. This example is not a forecast of actual growth in Polo Ralph Lauren’s stock, but merely an illustration showing potential gains based on potential rates of stock price appreciation.

Example: the participant has 1,000 stock options at a $30 option price. The gain per share is calculated by subtracting the option price from the stock trading price (i.e., $30 – $30 = $0, $40 – $30 = $10 per share, etc.) The total gain is calculated by multiplying the gain per share by the number of stock options (1,000).

POTENTIAL STOCK OPTION GAINS
1,000 Options/$30 Option Price

	If Future Stock Price Reaches:
	$30	$40	$50	$70
Gain per Share	$0	$10	$20	$40

Total gain	$0	$10,000	$20,000	$40,000

OPTION EXERCISE

All stock option exercise transaction and record keeping are performed for the Company by Merrill Lynch.

If you wish to exercise your vested stock options, you should use the Merrill Lynch website at www.benefits.ml.com and follow the instructions you received for accessing the site. You may also view information about stock options you have received at the Merrill Lynch website.

You must have an open brokerage account at Merrill Lynch in order to exercise your options.

If you prefer to use the Merrill Lynch call center (exercise fees for this option are higher) you may contact a Merrill Lynch representative at 1-877-765-POLO and indicate your intent to exercise.

Please refer to Page 7 for important information regarding the tax consequences of stock option exercise and Page 8 for information about “Blackout” periods when stock options may not be exercised.

Methods of exercising stock options:

When you exercise your stock options, you purchase Polo Ralph Lauren shares at the option price set at the time the option was granted. Stock options may be exercised in three ways:

•	Cash Exercise: Paying cash for the exercise cost.

•	Cashless Exercise: Exercising stock options and paying for the exercise costs by simultaneously selling the stock and retaining the net gain.

•	Stock-for-Stock Exchange: Using shares of Polo Ralph Lauren stock that you have owned for at least six months to pay for the exercise costs.

SALE OF SHARES

When shares are acquired due to exercise of stock options and sold at a later date, participants can benefit from any price appreciation that has occurred since the purchase date. As noted above, shares realized from a stock option exercise may be sold at any time, except during those “Blackout” periods specified by the Company’s Securities Trading Policy (see Page 8). Executive Officers, however, may sell shares only pursuant to SEC Rule 144 or another applicable exception under the Securities Act of 1933, as Amended.

Impact of Employment Termination

The following chart explains the impact on options if you leave Polo Ralph Lauren.

IMPACT ON OPTIONS

Event	Vested Options		Unvested Options
Normal Retirement at age 65	·	Up to three years to exercise any vested stock options after retirement, provided they do not expire sooner. The options expire after the three years.	·	Unvested options continue to vest according to the original vesting schedule (one-third each year for three years). If the options are not exercised once vested within three years of retirement date, they expire. Any unvested options are forfeited if the participant goes to work for a competitor.

Early Retirement at age 55 with seven or more years of service	·	Up to one year to exercise vested options after retirement, provided they do not expire sooner. The options expire at the end of one year. However, any vested options are forfeited if a participant goes to work for a competitor.	·	All unvested stock options are forfeited.

Death/Disability	·	In the case of death, the estate has up to three years to exercise any vested stock options, provided they do not expire sooner. Options expire if not exercised after three years.	·	Unvested options continue to vest according to the original vesting schedule (i.e., one-third each year for three years). If not exercised, once vested, within three years of the date of death or disability, the options expire.
	·	In the case of disability, participants have up to three years to exercise any vested stock options after long-term disability begins, provided they do not expire sooner. The options expire if not exercised within the three years.

Involuntary Termination	·	Up to three months to exercise any vested stock options, provided they do not expire sooner.	·	All unvested stock options are forfeited.

Dismissal for Cause or Voluntary Resignation	·	All vested stock options are forfeited as of date of termination.	·	All unvested stock options are forfeited.

If a participant has exercised any stock options or currently owns Polo Ralph Lauren stock, the participant retains all rights to those shares.

Tax Liability

The following statements regarding United States federal income tax consequences of the grant and exercise of Stock Option awards under the Plan should be read in conjunction with the “Federal Income Tax Consequences” section of the Memorandum to Participants in the Polo Ralph Lauren 1997 Long-Term Stock Incentive Plan and are not intended to be a complete summary of applicable law, nor do they address state, local or non-U.S. tax considerations. Moreover, the federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the specific circumstances of such participant. For these reasons, participants are urged to consult their tax advisors with respect to the consequences of their participation in the Plan.

AT GRANT

No United States federal income tax is owed at grant.

AT EXERCISE

United States federal income tax is owed on the stock option gain when options are exercised. The gain is the amount equal to the difference between the option grant price and the market price of the stock at the time of exercise.

A percentage of the gain will be withheld to satisfy applicable federal, state, and local payroll and income tax withholding requirements. However, the amount withheld by Polo may be less than a participant’s actual federal, state, or local income tax liabilities because the rate at which the participant’s income is taxed may exceed required withholding rates. Participants may wish to arrange for additional withholding or estimated tax payments.

U.S. Federal tax liability is based on ordinary income on the gain. For example, if the gain is $10,000, and the federal income tax withholding rate is 25 percent, the withholding tax will be $2,500 ($10,000 x .25). In addition, the gain will be subject to state and local taxes, as well as Federal Insurance Contributions Act (FICA) to the extent applicable.

Participants are required to provide Polo Ralph Lauren with either cash or stock to satisfy any withholding tax requirements at the time they exercise their stock options.

Any income generated from exercising stock options must be reported to the Internal Revenue Service (IRS) and will therefore be included on the W-2 form received in January.

SUBSEQUENT SALES

Please consult the Prospectus and your own tax advisor.

Other Administrative Issues

INSIDER TRADING

As provided in the Polo Ralph Lauren Employee Handbook, employees are prohibited by law from buying or selling stock if an employee has or is aware of any material, non-public information about Polo Ralph Lauren. This is commonly referred to as “insider information.” Material, non-public information is any information that has not been disclosed to the public that could affect the price of RL stock — either positively or negatively — or affect a person’s decision to buy, hold or sell stock.

Examples of what might be considered “insider information” include but are not limited to the following:

•	Earnings or other financial information;

•	Changes in dividend policy;

•	Stock splits;

•	Mergers and acquisitions;

•	Major new contracts or product-line introductions;

•	Litigation involving substantial amounts of money; or

•	Changes in management

These insider-trading rules are applicable to employees of Polo Ralph Lauren and its related companies worldwide.

COMPANY BLACKOUT PERIODS

To avoid even the appearance of “insider trading,” our Company’s policy prohibits members of the Board of Directors and all employees from making trades involving stock of the Company during certain “blackout periods.” This prohibition covers buying or selling shares, including the exercise of stock options. These blackout periods generally begin two weeks before the end of each of our fiscal quarters and continue through one trading day after the Company issues its earnings release for the fiscal quarter or year just ended. If the earnings release is issued before the opening of the market on a trading day, trading may begin the next day. The “blackout periods” are announced at the start of each year. In addition, members of the Board of Directors, officers, and employees in the Finance and Legal departments must clear all trades with the Corporate Counsel, whether they occur within a blackout period or not.

ADDITIONAL PROHIBITED TRANSACTIONS

Because we believe it is inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s common stock, it is Company policy that employees do not engage in any of the following activities with respect to the securities of the company:

•	“In and out” trading in securities of the Company. Any Company stock purchased in the market must be held for a minimum of six months, and ideally longer. (Note that the Securities and Exchange Commission (SEC) has a “short-swing profit recapture” rule that effectively prohibits Executive Officers and members of the Board of Directors from selling any Company stock within six months of a purchase — we have simply extended this prohibition to all employees. (Exercise of options with an exercise price above the then current market price of the stock, however, is not considered a purchase under the SEC’s rule.)

•	Short sales (i.e., selling stock one does not own and then borrowing the shares to make delivery.)

•	Buying or selling “puts” or “calls” (i.e., making commitments to buy or sell securities at a specified price for a fixed period of time.)

CLEARANCE OF ALL TRADES BY DIRECTORS, OFFICERS AND OTHER KEY PERSONNEL

All transactions in Company stock (purchases, sales, transfers, etc.) by members of the Board of Directors, officers, and personnel in the Finance and Legal departments must be cleared by the Corporate Counsel. If you contemplate a transaction, you must contact the Corporate Counsel at (212) 705-8280 before contacting Merrill Lynch

In the event of any discrepancy between the terms of the Plan and the Stock Option Overview, the terms of the Plan will govern. A copy of the official Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan is available from your Human Resources department or you may log on to the intranet at http://poloweb/HRWeb/Benefits.